EXHIBIT 99.4

Restricted Stock Agreement
under the
Safety Insurance Group, Inc.
2018 Long-Term Incentive Plan

Grantee:

No. of Shares:

This Agreement (the “Agreement”) evidences the award of ____________ restricted shares (each, an “Award Share,” and collectively, the “Award Shares”) of the Common Stock of Safety Insurance Group, Inc., a Delaware corporation (the “Company”), granted to you, _______________________, effective as of ____________ (the “Grant Date”), pursuant to the Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan (the “Plan”) and conditioned upon your agreement to the terms described below.  All of the provisions of the Plan are expressly incorporated into this Agreement.

1.Terminology.  Unless otherwise provided in this Agreement, capitalized words used herein are defined in the Glossary at the end of this Agreement.

2.Vesting. All of the Award Shares will vest and become nonforfeitable as of the Grant Date.

3.Restrictions on Transfer.

(a)Until an Award Share becomes vested and nonforfeitable, it may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, and shall not be subject to execution, attachment or similar process.

(b)Any attempt to dispose of any such Award Shares in contravention of the restrictions set forth in Section 4(a) shall be null and void and without effect.  The Company shall not be required to (i) transfer on its books any Award Shares that have been sold or transferred in contravention of this Agreement or (ii) treat as the owner of Award Shares, or otherwise accord voting, dividend or liquidation rights to, any transferee to whom Award Shares have been transferred in contravention of this Agreement.

(c)All Award Shares will be subject to the applicable requirements under the Company’s director stock ownership guidelines in effect as the Grant Date (the “Ownership Guidelines”) and such shares may not be sold, assigned, transferred, pledged, hypothecated or disposed of in any way (whether by operation of law or otherwise), except by will or the laws of descent and distribution, unless you are in compliance with the Ownership Guidelines and shall not be subject to execution, attachment or similar process.

4.Stock Certificates.

(a)You are reflected as the owner of record of the Award Shares as of the Grant Date on the Company’s books.  As soon as practicable after vesting of an Award Share, the Company will continue to retain the Award Share in uncertificated book entry form but remove the restrictions on transfer on its books with respect to that Award Share.  Alternatively, upon your request, the Company will deliver a share certificate to you or deliver a share electronically or in certificate form to your designated broker on your behalf, for the vested Award Share.

(b)You are not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Award Shares, the consideration for which shall be past services actually rendered or, if none, future services to be rendered to the Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, you shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the Award Shares.

5.Tax Election and Tax Withholding.

(a)You hereby agree to make adequate provision for foreign (non-United States), federal, state and local taxes and social insurance contributions required by law to be withheld, if any, which arise in connection with the grant of the Award Shares.  The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of shares of Common Stock or redeeming Award Shares) the amount of any foreign (non-United States), federal, state or local taxes and social insurance contributions required by law to be withheld as a result of the grant or vesting of the Award Shares in whole or in part; provided, however, that the value of the shares of Common Stock withheld may not exceed the statutory minimum withholding amount required by law.  In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld.  If you do not make such payment when requested, the Company may refuse to issue any stock certificate under this Agreement or otherwise release for transfer any such shares until arrangements satisfactory to the Company for such payment have been made.

(b)The Company may, in its sole discretion, permit you to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Award Shares either by electing to have the Company withhold from the shares to be released upon vesting that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a fair market value equal to no more than the amount necessary to satisfy the statutory minimum withholding amount due.

6.Adjustments for Corporate Transactions and Other Events.

(a)Stock Dividend, Stock Split and Reverse Stock Split.    Upon a stock dividend of, or stock split or reverse stock split affecting, the Common Stock, the number of Award Shares and the number of such Award Shares that are nonvested and forfeitable shall, without further action of the Administrator, be adjusted to reflect such event.  The Administrator shall make adjustments, in its discretion, to address the treatment of fractional shares with respect to the Award Shares as a result of the stock dividend, stock split or reverse stock split; provided that such adjustments do not result in the issuance of fractional Award Shares.  Adjustments under this Section 5 will be made by the Administrator, whose determination regarding such adjustments will be final, binding and conclusive.

(b)Binding Nature of Agreement.  The terms and conditions of this Agreement shall apply with equal force to any additional and/or substitute securities received by you in exchange for, or by virtue of your ownership of, the Award Shares, to the same extent as the Award Shares with respect to which such additional and/or substitute securities are distributed, whether as a result of any spin-off, stock split-up, stock dividend, stock distribution, other reclassification of the Common Stock of the Company, or similar event, except as otherwise determined by the Administrator.  If the Award Shares are converted into or exchanged for, or stockholders of the Company receive by reason of any distribution in total or partial liquidation or pursuant to any merger of the Company or acquisition of its assets, securities of another entity, or other property (including cash), then the rights of the Company under this Agreement shall inure to the benefit of the Company’s successor, and this Agreement shall apply to the securities or other property (including cash) received upon such conversion, exchange or distribution in the same manner and to the same extent as the Award Shares.

7.Non-Guarantee of Employment or Service Relationship.  Nothing in the Plan or this Agreement shall alter your at-will or other employment status or other service relationship with the Company, nor be construed as a contract of employment or service relationship between the Company and you, or as a contractual right of you to continue in the employ of, or in a service relationship with, the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice and whether or not such discharge results in the forfeiture of any Award Shares or any other adverse effect on your interests under the Plan.

8.Rights as Stockholder.  Except as otherwise provided in this Agreement with respect to the nonvested and forfeitable Award Shares, you will possess all incidents of ownership of the Award Shares, including the right to vote the Award Shares and receive dividends and/or other distributions declared on the Award Shares.

9.The Company’s Rights.  The existence of the Award Shares shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company's assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

10.Notices.  All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of the Company for the attention of its Corporate Secretary at its principal executive office or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

11.Entire Agreement.  This Agreement contains the entire agreement between the parties with respect to the Award Shares granted hereunder.  Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement with respect to the Award Shares granted hereunder shall be void and ineffective for all purposes.

12.Amendment.  This Agreement may be amended from time to time by the Administrator in its discretion; provided,  however, that  this Agreement may not be modified in a manner that would have a materially adverse effect on your rights with respect to the Award Shares as determined in the discretion of the Administrator, except as provided in the Plan or in a written document signed by each of the parties hereto.

13.Conformity with Plan.  This Agreement is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan.  Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan.  In the event of any ambiguity in this Agreement or any matters as to which this Agreement is silent, the Plan shall govern.  A copy of the Plan is available upon request to the Administrator.

14.Governing Law.  The validity, construction and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all per-sons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Delaware, without regard to its provisions concerning the applicability of laws of other jurisdictions.  As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Delaware, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Delaware or any state court in the district which includes Delaware.  You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

15.Resolution of Disputes.  Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby.  You agree that be-fore you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator.  You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than twenty-four (24) months after the Administrator’s decision.

16.Headings.  The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

17.Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.Electronic Delivery of Documents.  By your signing this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Award Shares and any reports of the Company provided generally to the Company’s stockholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

19.No Future Entitlement.  By your signing this Agreement, you acknowledge and agree that:  (i) the grant of these Award Shares is a one-time benefit which does not create any contractual or other right to receive future grants of stock, or compensation in lieu of stock grants, even if stock grants have been granted repeatedly in the past; (ii) all determinations with respect to any such future grants, including, but not limited to, the times when stock grants shall be granted, the maximum number of shares subject to each stock grant, and the times or conditions under which restrictions on such stock grants shall lapse, will be at the sole discretion of the Administrator; (iii) the value of this stock grant is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (iv) the value of this stock grant is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments or similar payments, or bonuses, long-service awards, pension or retirement benefits; (v) the vesting of these Award Shares ceases upon termination of employment with the Company or transfer of employment from the Company, or other cessation of eligibility for any reason, except as may otherwise be explicitly provided in this Agreement; (vi) the Company does not guarantee any future value of these Award Shares; and (vii) no claim or entitlement to compensation or damages arises if these Award Shares do not increase in value and you irrevocably release the Company from any such claim that does arise.

20.Personal Data.  For purposes of the implementation, administration and management of the stock grant or the effectuation of any acquisition, equity or debt financing, joint venture, merger, reorganization, consolidation, recapitalization, business combination, liquidation, dissolution, share exchange, sale of stock, sale of material assets or other similar corporate transaction involving the Company (a “Corporate Transaction”), you consent, by execution of this Agreement, to the collection, receipt, use, retention and transfer, in electronic or other form, of your personal data by and among the Company and its third party vendors or any potential party to a potential Corporate Transaction.  You understand that personal data (including but not limited to, name, home address, telephone number, employee number, employment status, social security number, tax identification number, date of birth, nationality, job and payroll location, data for tax withholding purposes and shares awarded, cancelled, vested and unvested) may be transferred to third parties assisting in the implementation, administration and management of the stock grant or the effectuation of a Corporate Transaction and you expressly authorize such transfer as well as the retention, use, and the subsequent transfer of the data by the recipient(s).  You understand that these recipients may be located in your country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country.  You understand that data will be held only as long as is necessary to implement, administer and manage the stock grant or effect a Corporate Transaction.  You understand that you may, at any time, request a list with the names and addresses of any potential recipients of the personal data, view data, request additional information about the storage and processing of data, require any necessary amendments to data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Company’s Secretary.  You understand, however, that refusing or withdrawing your consent may affect your ability to accept a stock grant.

21.Consideration for Award Shares.  To ensure compliance with applicable state corporate law, the Company may require you to furnish consideration in the form of cash or cash equivalents equal to the par value of the Award Shares and you hereby authorize the Company to withhold such amount from remuneration otherwise due you from the Company.

GLOSSARY

(a)“Administrator” shall have the meaning set forth in the Plan.

(b)“Affiliate” shall have the meaning set forth in the Plan.

(c)“Common Stock” shall have the meaning set forth in the Plan.

(d)“Company” means Safety Insurance Group, Inc. and its Affiliates, except where the context otherwise requires.  For purposes of determining whether a Change in Control has occurred, Company shall mean only Safety Insurance Group, Inc.

(e)“Service” means your employment or other service relationship with the Company and its Affiliates.  Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Safety Insurance Group, Inc. or its successor, or an Affiliate of Safety Insurance Group, Inc. or its successor.

(f)“You”; “Your”.  You means the recipient of the Award Shares as reflected in the first paragraph of this Agreement.  Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer.

SAFETY INSURANCE GROUP, INC.

By:

Date:

The undersigned hereby acknowledges that he/she has carefully read this Agreement and agrees to be bound by all of the provisions set forth herein.  The undersigned also consents to electronic delivery of all notices or other information with respect to the Award Shares or the Company.

WITNESS:GRANTEE

Date:

Enclosure:   Prospectus for the Safety Insurance Group, Inc. 2018 Long-Term Incentive Plan